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Prospectus Supplement #1                       Filed pursuant to Rule 424(b)(3)
(to prospectus dated November 17, 2000)              Registration No. 333-47150

                       MERCURY INTERACTIVE CORPORATION

           4.75% Convertible Subordinated Notes Due July 1, 2007 and
         Shares of Common Stock Issuable Upon Conversion of the Notes
                           ________________________

     This prospectus supplement relates to the resale by the holders of our 4.75% convertible subordinated notes due July 1, 2007 and the shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated November 17, 2000, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading "Selling Holders" in the prospectus is amended by the addition of the information appearing in the table below:

                                                               Principal
                                                            Amount of Notes    Common Stock                         Common Stock
                                                             Beneficially         Owned                              Owned After
                                                               Owned and       Prior to the         Common        Completion of the
Name of Beneficial Owner                                        Offered       Offering(1)(2)    Stock Offered       the Offering
----------------------------------------------------------      -------       --------------    --------------       ------------
Cova Bond Debenture Fund..................................       250,000              2,247             2,247                --
ECT Investments...........................................     3,000,000             26,966            26,966                --
Lord Abbett Bond Debenture Fund...........................     2,200,000             19,775            19,775                --
Mainstay Convertible Fund.................................     3,000,000             26,966            26,966                --
Primerica Life Insurance Company..........................       282,000              2,534             2,534                --
The Travelers Indemnity Company...........................       930,000              8,359             8,359                --
The Travelers Insurance Company Separate Account TLAC.....        54,000                485               485                --
The Travelers Insurance Company--Life.....................       477,000              4,287             4,287                --
The Travelers Life and Annuity Company....................        57,000                512               512                --
Travelers Series Managed Assets Trust.....................        50,000                449               449                --
Travelers Series Trust Convertible Bond Portfolio.........       150,000              1,348             1,348                --
Van Kampen Harbor Fund (3)................................     6,100,000          2,921,836            54,831         2,867,005

 (1) Includes common stock into which the notes are convertible.
 (2) Assumes a conversion ratio of 8.9888 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.
 (3) Van Kampen Asset Management Inc. has discretionary authority over the selling holder's portfolio. The total number of shares of common stock to be owned by the selling holder after completion of the offering represents shares held by entities over which Van Kampen Asset Management Inc. has discretionary authority. These shares are held as follows: 2,000,000 shares held by Van Kampen Emerging Growth Fund; 70,000 shares held by Van Kampen Life Investment Trust Emerging Growth Fund; 23,000 shares held by Van Kampen Growth Fund; 350,000 shares held by Van Kampen Aggressive Growth Fund; 120 shares held by Van Kampen Life Investment Trust Aggressive Growth Fund; 60 shares held by Van Kampen Life Investment Trust Technology Fund; 175,000 shares held by Van Kampen Technology Fund; 245,000 shares held by WRL-Emerging Growth; and 3,825 shares held by St. Louis Firemans Pension Fund. The selling holder disclaims beneficial ownership of the shares held by these entities except to the extent of it pecuniary interest in those shares.
                    ________________________________________

     Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 3 of the prospectus, as well as the "Risk Factors" section included in our recent reports filed with the Securities and Exchange Commission.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of THE prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is December 11, 2000.